Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Bruce Voss/ Don Markley
(858) 552-7962	(310) 691-7100

QUIDEL ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Total Revenues up 47%; Worldwide Product Sales up 58%

SAN DIEGO (October 26, 2005) – Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid point-of-care (POC) diagnostic tests, today announced financial results for the three and nine months ended September 30, 2005.

Third Quarter Financial Results

For the third quarter of 2005, total revenues rose 47% to $20.0 million led by 58% growth in product sales, as compared with total revenues of $13.6 million for the third quarter of 2004.  Domestic product sales rose 35% for the third quarter of 2005 with a 39% increase in product sales across the Company’s core product lines, as compared with the third quarter of 2004. International product sales increased 130% for the third quarter of 2005 as compared with the third quarter of 2004, primarily due to initial shipments of influenza tests to the Company’s Japanese distributor.

Further comparing the third quarter of 2005 with the third quarter of 2004, gross margin improved to 53% from 46% due to higher sales and a more favorable product mix.  Operating expenses declined to $9.4 million in the third quarter of 2005 from $11.5 million for the same period last year, primarily resulting from a decline in legal fees due to the previously-disclosed patent litigation settlement in April 2005, somewhat offset by planned increases in research and development and sales and marketing expenses associated with the Company’s QVB™ (Quidel Value Build) programs. Net earnings for the third quarter of 2005 were $0.7 million, or $0.02 per diluted share, as compared with a net loss of $3.6 million, or $0.12 per share, for the third quarter of 2004.

“We are very pleased with our financial performance for the third quarter and first nine months of 2005.  The Quidel team is exceeding the performance metrics we established as strategic imperatives approximately one year ago,” said Caren Mason, Quidel’s president and chief executive officer.  “The management team has maintained a keen focus on these imperatives, and our progress has been excellent.  We believe that our recent success shows we have the right strategies, products and people to build even greater value going forward.”

Among recent accomplishments, Mason cited the following:

•                  Discontinuation of non-performing urinalysis and ultrasonometer businesses.

•                  Acquisition of a high growth opportunity in acquiring an immunochemical fecal occult blood test (iFOBT).  More than 50 million fecal occult blood tests are sold annually in the U.S. through medical surgical distributors.

•                  A commitment to increase the sales and market share of the Company’s core product lines, resulting in sales of pregnancy tests growing by 21%, Strep A tests growing by 20% and influenza tests growing by more than 74% for the first nine months of 2005 as compared with the first nine months of 2004. In addition, according to the latest available information, market share has increased for all three product lines in 2005 with double-digit share growth in the Company’s influenza tests.

•                  A renewed emphasis on the critical distribution linkages in the Company’s domestic markets has resulted in the development of a preferred partnership program initiative. Distributor relationships were analyzed for growth capability and ROI contribution. Domestically, we believe our preferred partnership programs will contribute to our top-line growth and profitability.

•                  Internationally, we have formed partnerships with select distributors and have shifted resources to Japan, Germany and Italy where evidence-based medicine and acceptance of rapid tests provide significant sales and earnings growth opportunity.  A reflection of this effort is our receipt of $13.1 million worth of orders for flu tests from the Company’s partner in Japan, of which approximately $4.5 million was shipped in the third quarter. Additionally, we recently announced the strategic co-marketing agreements with Cambrex Bio Science Walkersville and Nordic Bioscience Diagnostics, which further expand our potential opportunities in bone health and osteoporosis testing.

•                  The QVB platform is the Company’s commitment to the proof of clinical and economic efficacy.  Major studies have been concluded and several are underway that validate this imperative for the Company.  Recent studies, both clinical and analytical, provide strong performance evidence that the QuickVue® Influenza A+B test has superior sensitivity as compared with its closest point-of-care flu test competitors.  In addition, one of the studies also concluded that the QuickVue® Influenza A+B test is easier to use and provides more rapid results than certain key competitive tests.

Liquidity

As of September 30, 2005, cash and cash equivalents totaled $24.3 million, compared with $36.3 million as of December 31, 2004. The decrease in cash for the nine month period of 2005 is primarily attributable to the $17 million payment made as part of the previously-disclosed patent litigation settlement in April 2005.

Year-to-Date Financial Results

For the first nine months of 2005, total revenues rose 23% to $57.5 million, from $46.8 million in the comparable period last year.  Further comparing the first nine months of 2005 with the same period last year, domestic product sales increased 33%, with a 46% increase in product sales across the Company’s core product lines.  International product sales declined 3% primarily as a result of the Company’s planned realignment to a more focused and profitable global distribution network.  Gross margin was 56% for the first nine months of 2005 compared with 50% for the same period last year, reflecting higher sales volume and a favorable product mix.

Excluding the $17 million expense paid under the terms of a patent litigation settlement in the first quarter of 2005, operating expenses for the first nine months of 2005 were $31.6 million, compared with $30.9 million for the comparable 2004 period, primarily as a result of higher research and development costs associated with work on new technologies and increased market research, promotion and advertising costs for key products and development of brand value.  The net loss for the first nine months of 2005 was $18.9 million, or $0.58 per share, compared with a net loss of $5.6 million, or $0.18 per share, for the comparable period last year.

Year-to-Date Non-GAAP Results

For the first nine months of 2005, adjusted net earnings were $1.0 million, or $0.03 per diluted share.  This compares with an adjusted net loss of $4.4 million, or $0.14 per share, for the first nine months of 2004.  The components of adjusted net earnings are identified and discussed below under “Non-GAAP Financial Information.”

Non-GAAP Financial Information

The Company is providing non-GAAP financial information to reflect the effect of certain non-recurring items on earnings and net earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP. Included in the items in the GAAP net loss but excluded from the adjusted net earnings/loss are:  the $17 million payment in 2005 made as part of the patent litigation settlement, a resulting increase in the Company’s tax provision due to the impact of the settlement on the Company’s assessment of deferred tax assets, and discontinued operations encompassing its urinalysis and ultrasonometer businesses.

Management is providing the adjusted net earnings/loss and adjusted net earnings/loss per share information for the periods presented because it believes this enables a better comparison of the Company’s financial performance from period-to-period, and to that of its competitors.  This presentation is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP.  A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this release as part of the attached financial tables.

Two Board Directors Announce Planned Retirement in 2006

The Company also announced that two of its Directors, Thomas A. Glaze and Faye Wattleton, plan to retire from the Board of Directors effective at the 2006 Annual Stockholders Meeting.  The Board of Directors is actively engaged in a search for at least two new Directors to assume their Board duties on or before the May 2006 Stockholders Meeting.

Mark A. Pulido, the Company’s Chairman of the Board, praised the noteworthy contributions and service of the two retiring Directors.  “Tom Glaze, as a co-founder of the Company in 1979, has served as a key Director for 26 years, including almost 12 years as Chairman.  Faye Wattleton, a recognized leader in the field of women’s health and a strong corporate governance advocate, has consistently provided critical insight and expertise throughout her 11 years of service on the Board.  The Company appreciates both Directors for their guidance, leadership and dedication over these many years.”

Conference Call

Quidel management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).  To participate via telephone, please call (888) 803-7396 from the U.S. or (706) 634-1052 from outside the U.S.  A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 1270907.  The conference call will be broadcast live over the Internet at www.quidel.com and will be available for 14 days thereafter.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and chlamydia.  Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential point-of-care applications in the future. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the length and severity of cold and flu seasons, uncertainty surrounding the detection of H5N1 involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), intellectual property, product liability, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

[Tables to Follow]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net sales	$19,693	$12,498	$54,618	$44,469
Research contract, license and royalty income	339	1,114	2,903	2,293

Total revenues	20,032	13,612	57,521	46,762

Cost of sales	9,280	6,699	24,270	22,388
Research and development	2,968	2,584	9,304	8,017
Sales and marketing	3,610	3,510	11,776	10,028
General and administrative	2,531	5,054	9,577	11,697
Patent litigation settlement	—	—	17,000	—
Amortization of intangibles	315	384	945	1,151

Total costs and expenses	18,704	18,231	72,872	53,281

Earnings (loss) from operations	1,328	(4,619)	(15,351)	(6,519)

Interest expense	201	220	611	668
Interest income	(155)	(98)	(519)	(273)
Other, net	(1)	(35)	(13)	(229)

Total other expense	45	87	79	166

Earnings (loss) from continuing operations, before income taxes	1,283	(4,706)	(15,430)	(6,685)

Income tax (benefit) expense	467	(1,185)	2,664	(2,242)

Earnings (loss) from continuing operations	816	(3,521)	(18,094)	(4,443)

Loss from discontinued operations, net of tax	(116)	(124)	(767)	(1,200)

Net earnings (loss)	$700	$(3,645)	$(18,861)	$(5,643)

Basic and diluted earnings (loss) per share:
Continuing operations	$0.02	$(0.11)	$(0.56)	$(0.14)
Discontinued operations	(0.00)	(0.00)	(0.02)	(0.04)
Net earnings (loss)	0.02	(0.12)	(0.58)	(0.18)

Weighted shares used in basic per share calculation	32,808	31,618	32,330	31,382
Weighted shares used in diluted per share calculation	33,787	31,618	32,330	31,382

Gross profit as a % of net sales	53%	46%	56%	50%
Research and development as a % of net sales	15%	21%	17%	18%
Sales and marketing as a % of net sales	18%	28%	22%	23%
General and administrative as a % of net sales	13%	40%	18%	26%

Condensed balance sheet data (in thousands):

	9/30/05	12/31/04
	(unaudited)	(audited)
Cash and cash equivalents	$24,328	$36,322
Working capital	34,301	49,769
Total assets	98,498	112,691
Long term obligations	10,175	10,780
Stockholders’ equity	75,814	90,185

QUIDEL CORPORATION

Reconciliation of Non-GAAP Financial Information

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net earnings (loss) - GAAP	$700	$(3,645)	$(18,861)	$(5,643)

Add: Patent litigation settlement	—	—	17,000	—
Income tax impact of patent litigation settlement	—	—	3,000	—
Discontinued operations, net of taxes	116	124	767	1,200
Less: Income tax expense at normalized rate	—	—	(915)	—

Adjusted net earnings (loss)	$816	$(3,521)	$991	$(4,443)

Basic and diluted earnings (loss) per share:
Adjusted net earnings (loss)	$0.02	$(0.11)	$0.03	$(0.14)
Net earnings (loss) - GAAP	0.02	(0.12)	(0.58)	(0.18)

Weighted shares used in basic per share calculation	32,808	31,618	32,330	31,382
Weighted shares used in diluted per share calculation	33,787	31,618	32,866	31,382

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